Contact:	Investors Relations: Elaine Lintecum 916-321-1846 elintecum@mcclatchy.com

McCLATCHY REPORTS THIRD QUARTER 2006 EARNINGS

SACRAMENTO, Calif., October 17, 2006 - The McClatchy Company (NYSE-MNI) today reported third quarter 2006 earnings of $51.8 million, or 64 cents per share, including a loss from discontinued operations of $8.9 million, or 11 cents per share.

Income from continuing operations was $60.7 million or 75 cents per share, and included a pre-tax gain of $9.0 million related to the sale of land. Income from continuing operations was $55.2 million or 68 cents per share excluding the gain on the land sale, compared to earnings of $38.6 million, or 82 cents per share, in the third quarter of 2005.

On June 27, 2006, the company completed the acquisition of Knight-Ridder, Inc. and its 32 daily newspapers. The company sold 12 former Knight Ridder newspapers, primarily because they did not fit with its strategy of operating in growth markets. Four of the 12 newspaper sales closed concurrently with the closing of the Knight Ridder acquisition, while eight of the newspapers were held by the company for a short time following the acquisition. The results of these eight newspapers are reported as discontinued operations. The company's third quarter results include the operations of the 20 former Knight Ridder newspapers it has retained.

Revenues for the newly combined company in the third quarter of 2006 were $680.9 million, with advertising revenues of $575.9 million and circulation revenues of $86.0 million.

On a pro forma basis, including the 20 former Knight Ridder newspapers in the third quarter of 2005, total revenues would have been down $9.3 million or 1.4%, with advertising revenues down $4.6 million, or 0.8%, and circulation revenues down $3.8 million, or 4.2%.

Earnings for the first nine months of 2006 were $123.7 million or $2.12 per share, including the loss from discontinued operations of $8.9 million, or 15 cents per share. Income from continuing operations was $132.6 million, or $2.27 per share, and was $127.0 million, or $2.17 per share, excluding the gain on the land sale discussed above. Earnings in 2005 were $115.1 million, or $2.45 per share.

Revenues in the first nine months of 2006 were $1.27 billion, up $390.9 million from 2005 revenues of $876.3 million, due primarily to the addition of the 20 former Knight Ridder newspapers beginning in the third quarter. Advertising revenues totaled $1.07 billion and circulation revenues were $164.8 million.

On a pro forma basis, including the 20 former Knight Ridder newspapers in the first nine months of both 2006 and 2005, total revenues in 2006 would have been $2.092 billion, up $1.1 million or 0.1%, with advertising revenues of $1.77 billion, up $16.9 million, or 1.0%, and circulation revenues of $265.2 million, down $11.9 million, or 4.3%.

Commenting on third quarter results, Gary Pruitt, chairman and chief executive officer, said, "The overall advertising environment was difficult in the third quarter. Although we were pleased with the continued rebound in retail advertising revenues, we generally saw worsening trends in the classified and national categories. Within classified, employment and automotive advertising declined, although real estate was strong despite difficult comparisons. National advertising declined compared to a strong third quarter 2005 pro forma growth rate of 6.7%. Online and direct marketing revenues continued to show strength and their growth helped offset some of the weakness in classified and national advertising."

"While the operating environment certainly is challenging, it is important not to lose sight that we now own the largest local media company in 30 high-growth markets throughout the country," said Mr. Pruitt. "The 20 premium markets we have added increase our revenue diversification and growth potential. We are working hard to integrate these newspapers into McClatchy and are focused on operating the company to meet the challenges and opportunities facing the industry today.

"As we look to the fourth quarter, we anticipate continued slowing in the overall advertising environment. We expect mixed results among categories of advertising and among regions of the country. Retail advertising continues to show relative strength. We still see growth in real estate advertising at some of our newspapers - although at diminishing rates, while other papers are seeing declines in real estate ads. Auto remains weak, although improving, while employment has slowed in most papers. However, online and direct marketing advertising remain strong and are expected to offset some of the weakness we see in classified advertising."

Pat Talamantes, McClatchy's vice president of finance and CFO, said, "Net debt at the end of the quarter was approximately $2.5 billion including public bonds we assumed in the Knight Ridder acquisition, which are valued at approximately $1.5 billion. Net debt included approximately $141 million of cash and cash equivalents held at the end of the quarter. We have used the proceeds from the sales of the newspapers to pay down a portion of the bank debt used to buy Knight Ridder. We have also used proceeds from the sale of internet investments and land sales to repay debt.

"In mid December 2006 we will pay income taxes including amounts due on the tax gains incurred in the sales of the assets and internet investments. We will use all of our excess cash and will draw down on our revolving line of credit to make these payments. In addition, we had expected to receive after-tax proceeds of about $118 million in the fourth quarter for land in Miami that Knight Ridder had contracted to sell in 2006. That transaction is now expected to close in the first half of 2007. As a result of these factors, we expect debt at the end of 2006 to be approximately $3.3 billion. Our focus is to continue to reduce debt."

The company noted the following items related to the Knight Ridder acquisition and other matters that impacted its 2006 third quarter and year-to-date results:

    The company issued 35.0 million Class A shares in connection with the acquisition. As a result, the weighted average diluted shares used to calculate earnings per share in 2006 increased to 81.2 million shares in the third quarter and increased to 58.4 million in the nine-month period compared to 47.0 million in the respective 2005 interim periods.
    The company sold the 12 Knight Ridder newspapers identified as either not fitting with its strategy of operating in growth markets or to assuage antitrust issues. Eight of the 12 were held for periods ranging from two to 36 days following the closing of the Knight Ridder acquisition, and their results, including the interest expense and debt financing costs related to the debt incurred until their sale, are recorded as discontinued operations. The $2.0 billion in pre-tax cash proceeds from their sales were used to repay the debt used to purchase these newspapers. No gain or loss was recorded related to the disposition of the newspapers.
    The company sold part of its interest in CareerBuilder and certain other internet investments, which were acquired as part of the Knight Ridder transaction, for $310 million and used the proceeds to repay debt. The company retained a 15% ownership in CareerBuilder and an interest in the other internet investments. No gain or loss was recorded related to the disposition of these investments.
    The company sold land in Roseville, CA that had been held since 1996 for $10.7 million and used the proceeds to repay debt. It recorded a pre-tax gain of $9.0 million on the sale in the third quarter of 2006.
    The company implemented Financial Accounting Standard No. 123 (revised 2004), "Share-Based Payments" (FAS 123R), at the beginning of fiscal 2006 and recorded share based compensation of $1.8 million in the third quarter and $5.9 million in the nine-month period.
    As a result of the Knight Ridder acquisition, the company has added operations in states with lower tax rates than some of its existing markets. Accordingly, the company has recorded its deferred tax liabilities and assets at its new lower effective state tax rate. This resulted in a reduction to the third quarter tax provision of $5.9 million. The company's effective tax rate is expected to be between 39.0% and 39.5% in future years.
    The 20 former Knight Ridder newspapers had recorded approximately $4.4 million in deferred online employment revenues which the company was required to value at zero in the purchase price allocation. This resulted in a reduction of about $4 million in third quarter online employment advertising revenues that would have been recognized had there been no change in control. As a result, the third quarter trend in employment revenues and online advertising revenues is not fully reflective of the underlying business conditions in the third quarter.
    The company has preliminarily allocated the Knight Ridder purchase price to the acquired assets and liabilities based upon their estimated fair values as of June 27, 2006. These allocations differ from the preliminary estimates that were used in the Form S-4 relating to the Knight Ridder transaction which was filed with the Securities and Exchange Commission. In particular, the amounts allocated to identifiable intangible and fixed assets were lower than the preliminary estimates. The purchase price allocation will be finalized after the completion of an independent valuation report that is currently in process.

The company's pro forma statistical report, which summarizes its revenue performance for September, the third quarter and year-to-date periods in 2006, follows. This report includes advertising revenues for the 20 Knight Ridder newspapers the company has retained, but did not own in the first half of its fiscal 2006 or any part of fiscal 2005. The pro forma information is meant to provide investors a sense of what the advertising results of the combined company would have been in each interim period. However, none of Knight Ridder's results have been included in the company's financial statements through June 25, 2006. A reconciliation of pro forma revenues to reported revenues can be found on the company's website at the Investor Relations page.

At noon Eastern Time today, McClatchy will review its results in a conference call (877-278-1205 pass code 6472261) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

The McClatchy Company is the second largest newspaper company in the United States, with 32 daily newspapers and approximately 50 non-dailies. McClatchy-owned newspapers include the (Minneapolis) Star Tribune, The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer, and The (Raleigh) News & Observer. In addition, McClatchy has a robust network of valuable internet assets, including leading local websites in each of its daily newspaper markets, offering readers information, comprehensive news, advertising, e-commerce and other services. The company also owns and operates McClatchy Interactive, an interactive operation that provides websites with content, publishing tools and software development; Real Cities, the largest national network of city and regional web sites, operating in more than 110 U.S. markets, and is part owner of CareerBuilder, the nation's largest online classified employment listing service. McClatchy also owns 25 percent of Classified Ventures, a newspaper industry partnership that includes such online classified web sites as cars.com and apartments.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

ADDITIONAL INFORMATION

This release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ. These risks and uncertainties include national and local economic conditions that could affect advertising and circulation rates and volumes, changes in interest rates and/or newsprint prices, increased competition in our markets, the impact of any litigation or potential litigation, finalization of the purchase price allocations for the Knight Ridder acquisition, as well as the other risks detailed from time to time in the Company's publicly filed documents, including the Company's June 25, 2006 report on Form 10-Q filed with the U.S. Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

THE McCLATCHY COMPANY
SUMMARY OF UNAUDITED RESULTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended		Nine Months Ended
	Sept. 24	Sept. 25,	Sept. 24	Sept. 25,
	2006	2005	2006	2005

Revenues - net	$ 680,928	$ 292,617	$1,267,166	$ 876,300

Operating expenses:
Compensation	272,383	119,980	522,113	361,746
Newsprint and supplements	96,373	38,067	174,257	113,650
Depreciation and amortization	40,412	16,389	70,068	49,128
Other operating expenses	144,438	53,982	251,516	156,831
Total operating expenses	553,606	228,418	1,017,954	681,355

Operating income	127,322	64,199	249,212	194,945

Net interest expense	(46,387)	(1,815)	(50,069)	(5,828)
Equity (losses) income in unconsolidated companies, net	(811)	270	81	373
Gain on land sale and other - net	8,445	46	8,390	217
Income from continuing operations before income tax provision	88,569	62,700	207,614	189,707
Income tax provision	27,872	24,061	75,054	74,569
Income from continuing operations	60,697	38,639	132,560	115,138
Loss from discontinued operations, net of income taxes	(8,866)	-	(8,866)	-
Net income	$ 51,831	$ 38,639	$ 123,694	$ 115,138

Net income per common share:
Basic:
Income from continuing operations	$ 0.75	$ 0.83	$ 2.28	$ 2.47
Loss from discontinued operations	$ (0.11)	$ -	$ (0.15)	$ -
Net income per share	$ 0.64	$ 0.83	$ 2.13	$ 2.47

Diluted:
Income from continuing operations	$ 0.75	$ 0.82	$ 2.27	$ 2.45
Loss from discontinued operations	$ (0.11)	$ -	$ (0.15)	$ -
Net income per share	$ 0.64	$ 0.82	$ 2.12	$ 2.45

Weighted average number of common shares:
Basic	81,013	46,639	58,173	46,581
Diluted	81,191	46,994	58,416	46,997

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)
	September
	Combined			Print Only
		*Pro Forma	%		*Pro Forma	%
Revenues - Net:	2006	2005	Change	2006	2005	Change
Advertising
Retail	$ 79,616	$ 78,648	1.2%	$ 77,560	$ 77,565	0.0%
National	17,340	20,828	-16.7%	15,705	19,782	-20.6%
Classified Total	72,077	75,064	-4.0%	60,357	64,361	-6.2%
Automotive	17,050	19,413	-12.2%	14,952	17,589	-15.0%
Real Estate	22,601	20,770	8.8%	20,934	19,292	8.5%
Employment	24,551	26,452	-7.2%	17,148	19,695	-12.9%
Other Class	7,875	8,429	-6.6%	7,323	7,785	-5.9%
Direct Marketing	15,195	13,461	12.9%	15,195	13,461	12.9%
Other Adv Rev	50	296	-83.1%	50	296	-83.1%
Total Advertising	$ 184,278	$ 188,297	-2.1%	$ 168,867	$ 175,465	-3.8%

Circulation	27,734	27,565	0.6%
Other	6,470	6,246	3.6%
Total Revenues	$ 218,482	$ 222,108	-1.6%

Memo: Online Only Advertising Revenue	$ 15,411	$ 12,832	20.1%

Advertising Revenues by Market:
California	$ 33,116	$ 34,067	-2.8%	$ 31,172	$ 32,384	-3.7%
Carolinas	33,620	33,138	1.5%	30,423	30,851	-1.4%
Florida	26,187	26,028	0.6%	24,057	24,619	-2.3%
Midwest	44,444	47,876	-7.2%	40,217	44,429	-9.5%
Northwest	18,425	17,671	4.3%	16,874	16,435	2.7%
Texas	16,000	16,481	-2.9%	14,753	15,676	-5.9%
Other	12,486	13,036	-4.2%	11,371	11,071	2.7%
Total Advertising	$ 184,278	$ 188,297	-2.1%	$ 168,867	$ 175,465	-3.8%

Advertising Statistics for Dailies:
Full Run ROP Linage				2,843.8	2,920.5	-2.6%

Millions of Preprints Distributed				636.1	621.2	2.4%

Average Paid Circulation:**
Daily				3,228.4	3,346.9	-3.5%
Sunday				4,109.1	4,257.5	-3.5%

* Pro Forma includes 20 former Knight Ridder newspapers.
** Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)
	Quarter 3
	Combined			Print Only
		*Pro Forma	%		*Pro Forma	%
Revenues - Net:	2006	2005	Change	2006	2005	Change

Advertising
Retail	$ 239,962	$ 236,872	1.3%	$ 234,311	$ 233,757	0.2%
National	54,827	61,202	-10.4%	49,881	57,849	-13.8%
Classified Total	234,547	241,414	-2.8%	198,038	207,379	-4.5%
Automotive	56,379	62,232	-9.4%	49,986	56,906	-12.2%
Real Estate	72,782	65,758	10.7%	67,735	61,263	10.6%
Employment	80,288	87,129	-7.9%	56,957	64,852	-12.2%
Other Class	25,098	26,295	-4.6%	23,360	24,358	-4.1%
Direct Marketing	46,304	40,388	14.6%	46,304	40,388	14.6%
Other Adv Rev	263	634	-58.5%	263	634	-58.5%
Total Advertising	$ 575,903	$ 580,510	-0.8%	$ 528,797	$ 540,007	-2.1%

Circulation	86,001	89,808	-4.2%
Other	19,024	19,942	-4.6%
Total Revenues	$ 680,928	$ 690,260	-1.4%

Memo: Online Only Advertising Revenue	$ 47,107	$ 40,503	16.3%

Advertising Revenues by Market:
California	$ 106,163	$ 105,305	0.8%	$ 99,927	$ 99,907	0.0%
Carolinas	101,832	102,148	-0.3%	92,542	94,909	-2.5%
Florida	80,572	79,147	1.8%	74,971	74,829	0.2%
Midwest	137,031	146,523	-6.5%	124,880	135,487	-7.8%
Northwest	57,319	54,322	5.5%	52,651	50,565	4.1%
Texas	50,804	50,900	-0.2%	47,430	48,399	-2.0%
Other	42,182	42,165	0.0%	36,396	35,911	1.4%
Total Advertising	$ 575,903	$ 580,510	-0.8%	$ 528,797	$ 540,007	-2.1%

Advertising Statistics for Dailies:
Full Run ROP Linage				9,076.0	9,280.1	-2.2%

Millions of Preprints Distributed				2,036.3	1,863.4	9.3%

Average Paid Circulation:**
Daily				3,099.5	3,213.8	-3.6%
Sunday				4,043.4	4,218.2	-4.1%

* Pro Forma includes 20 former Knight Ridder newspapers.
** Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)
	September Year-to-Date
	Combined			Print Only
	*Pro Forma	*Pro Forma	%	*Pro Forma	*Pro Forma	%
Revenues - Net:	2006	2005	Change	2006	2005	Change

Advertising
Retail	$ 726,938	$ 727,600	-0.1%	$ 711,613	$ 718,841	-1.0%
National	176,971	189,892	-6.8%	163,972	180,885	-9.4%
Classified Total	725,564	714,655	1.5%	608,254	619,497	-1.8%
Automotive	169,458	191,557	-11.5%	151,242	176,552	-14.3%
Real Estate	220,357	192,037	14.7%	205,522	179,535	14.5%
Employment	259,280	252,671	2.6%	180,355	190,497	-5.3%
Other Class	76,469	78,390	-2.5%	71,135	72,913	-2.4%
Direct Marketing	139,782	119,803	16.7%	139,782	119,803	16.7%
Other Adv Rev	1,207	1,641	-26.4%	1,207	1,641	-26.4%
Total Advertising	$1,770,462	$1,753,591	1.0%	$1,624,828	$ 1,640,667	-1.0%

Circulation	265,208	277,108	-4.3%
Other	57,206	61,112	-6.4%
Total Revenues	$2,092,876	$2,091,811	0.1%

Memo: Online Only Advertising Revenue	$ 145,634	$ 112,924	29.0%

Advertising Revenues by Market:
California	$ 320,795	$ 307,313 30307317,313	4.4%	$ 302,246	$ 292,551	3.3%
Carolinas	309,536	308,209	0.4%	280,983	288,055	-2.5%
Florida	265,983	255,055	4.3%	247,409	242,777	1.9%
Midwest	423,843	439,892	-3.6%	386,103	408,501	-5.5%
Northwest	167,516	162,689	3.0%	153,933	152,550	0.9%
Texas	157,954	154,218	2.4%	147,224	146,864	0.2%
Other	124,835	126,215	-1.1%	106,930	109,369	-2.2%
Total Advertising	$1,770,462	$1,753,591	1.0%	$1,624,828	$ 1,640,667	-1.0%

Advertising Statistics for Dailies:
Full Run ROP Linage				27,210.6	27,802.7	-2.1%

Millions of Preprints Distributed				6,072.0	5,630.8	7.8%

Average Paid Circulation:**
Daily				3,192.9	3,305.3	-3.4%
Sunday				4,132.6	4,318.4	-4.3%

* Pro Forma includes 20 former Knight Ridder newspapers.
** Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.